Exhibit (b)(3)

GUARANTY

This limited guaranty, dated as of October 11, 2010 (this “Guaranty”), by Bain Capital Fund X, L.P. (the “Guarantor”) is in favor of The Gymboree Corporation, a Delaware corporation (the “Company”). Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among the Company, Giraffe Holding, Inc. (“Parent”), and Giraffe Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”). Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

1. Guaranty. To induce the Company to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company the payment of (i) the Reverse Termination Fee when required to be paid by Parent pursuant to and in accordance with Section 8.3(a)(iv)(A) of the Merger Agreement and (ii) all of the other liabilities and obligations of Parent and Acquisition Sub under Section 6.12(a), Section 8.3(a)(iv)(B) and Section 8.3(e) of the Merger Agreement when required to be paid by Parent or Acquisition Sub pursuant to and in accordance with the Merger Agreement (clauses (i) and (ii) collectively, the “Guaranteed Obligations”); provided, however, that in no event shall the aggregate liability of the Guarantor under this Guaranty exceed $130,000,000 (the “Cap”), it being understood and agreed that this Guaranty may not be enforced against the Guarantor without giving effect to the Cap and the provisions of Section 4 and Section 6 herein.

2. Terms of Guaranty.

(a) This Guaranty is one of payment, not collection, and the Guarantor acknowledges that a separate action or actions may be brought and prosecuted against the Guarantor for the full amount of the Guaranteed Obligations (subject to the Cap) to enforce this Guaranty, irrespective of whether any action is brought against Parent or Acquisition Sub or any other person or whether Parent or Acquisition Sub or any other person are joined in any such action or actions.

(b) If Parent fails to discharge any Guaranteed Obligations when due, then all of the Guarantor’s liabilities to the Company hereunder in respect of such Guaranteed Obligations shall, subject to the Cap, at the Company’s option, become immediately due and payable and the Company may, at any time and from time to time, at the Company’s option and subject to the Cap, and so long as Parent has failed to perform any of its Guaranteed Obligations, take any and all actions available hereunder or under applicable law to collect any of the Guarantor’s liabilities hereunder in respect of such Guaranteed Obligations.

(c) All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

(d) The liability of the Guarantor under this Guaranty shall, to the fullest extent permitted by law, be absolute, irrevocable and unconditional irrespective of:

(i) the failure of the Company to assert any claim or demand or to enforce any right or remedy against any or both of Parent or Acquisition Sub;

(ii) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement, the Equity Commitment Letter or any other agreement or instrument referred to herein, other than by reason of fraud by the Company;

(iii) any release, waiver, forbearance or discharge, in whole or in part, of any obligation of Parent or Acquisition Sub contained in the Merger Agreement (other than with respect to any of the Guaranteed Obligations);

(iv) any change in the corporate existence, structure or ownership of Parent or Acquisition Sub, or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement;

(v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Acquisition Sub, or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, or any of their assets;

(vi) the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations;

(vii) any amendment, modification or waiver of or any consent to departure from the Merger Agreement or the Financing Commitments, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith; or

(viii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Acquisition Sub or the Company, whether in connection with any Guaranteed Obligation or otherwise.

(e) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Guaranty or acceptance of this Guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between Parent, Acquisition Sub or the Guarantor, on the one hand, and the Company, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. When pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Acquisition Sub or any other person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the

Company to pursue such other rights or remedies or to collect any payments from Parent or Acquisition Sub or any such other person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent or Acquisition Sub or any such other person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

(f) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Acquisition Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.

Notwithstanding anything to the contrary contained in this Guaranty or otherwise, the Company hereby agrees that to the extent Parent or Acquisition Sub is relieved of any of its obligations under the Merger Agreement (other than by virtue of the bankruptcy of Parent or Acquisition Sub), the Guarantors shall be similarly relieved of their corresponding obligations under this Guaranty.

3. Waiver of Acceptance, Presentment; Etc. The Guarantor, to the fullest extent permitted by law, irrevocably waives notice of acceptance hereof, diligence, grace, protest, presentment, demand for payment, notice of non-performance, default, dishonor, notice of non-payment or any notice not provided for herein, all defenses which may be available by virtue of any valuation, stay, moratorium or other similar law now or hereafter in effect, any right to require the marshalling of assets of one or both of Parent or Acquisition Sub, or any other person liable with respect to any of the Guaranteed Obligations, and all suretyship defenses generally (other than fraud by the Company or any of its affiliates, defenses to the payment of the Guaranteed Obligations that are available to Parent and Acquisition Sub under the Merger Agreement or a breach by the Company of this Guaranty). Each party hereto hereby unconditionally and irrevocably agrees that (a) it shall not institute, and shall cause its affiliates not to institute, any proceeding asserting that this Guaranty is illegal, invalid or unenforceable in accordance with its terms, (b) it shall maintain in full force and effect all consents of any Governmental Authority or other authority that are required to be obtained by it with respect to this Guaranty and will obtain any such consents that may become necessary in the future, and (c) will comply in all respects with all applicable laws and orders to which it may be subject if failure to so comply would impair its ability to perform its obligations under this Guaranty. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits and after the advice of counsel.

4. Sole Remedy. Other than pursuant to (i) the Company’s rights as a third-party beneficiary under Section 4 of the Equity Commitment Letter and (ii) the Confidentiality Agreement, recourse against the Guarantor under this Guaranty shall be the sole and exclusive remedy of the Company and all of its affiliates and security holders, and anyone purporting to claim by or through any of them, against the Non-Recourse Parties (as defined below) and other than against Parent or Acquisition Sub in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or the Equity Commitment Letter or the transactions contemplated thereby. The Company hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or the Equity Commitment Letter or the transactions contemplated thereby, against any Non-Recourse Party (and other than against Parent or Acquisition Sub) except for claims against the Guarantor under this Guaranty and except for claims in respect of the Confidentiality Agreement or as a third-party beneficiary under Section 4 of the Equity Commitment Letter. Nothing set forth in this Guaranty shall affect or be construed to affect any liability of Parent or Acquisition Sub to the Company or shall confer or give or shall be construed to confer or give to any person or entity other than the Company any rights or remedies against any person other than the Guarantor as expressly set forth herein. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding asserting that this Guaranty is illegal, invalid or unenforceable in accordance with its terms. As used herein, the term “Non-Recourse Parties” shall mean, collectively, Parent, Acquisition Sub, the Guarantor, and any of the foregoing’s respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and any financial institution which provides or is committed to provide financing in connection with the transactions contemplated by the Merger Agreement.

5. Subrogation. The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent or Acquisition Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy against Parent or Acquisition Sub (including any right that would result in the Guarantor being deemed a creditor of Parent or Acquisition Sub pursuant to this Guaranty under the United States Bankruptcy Code), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Acquisition Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until all amounts payable by the Guarantor under this Guaranty shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Guaranty, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Guaranty.

6. Termination. Except to the extent terminated pursuant to the provisions of this Section 6, this Guaranty is a continuing one, may not be revoked or terminated and shall remain in full force and effect until the complete, irrevocable and indefeasible payment and satisfaction in full of the Guaranteed Obligations (subject to the Cap), and shall be binding upon the Guarantor, its successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors, permitted transferees and assigns and the Non-Recourse Parties. This Guaranty shall terminate and the Guarantor shall have no further obligations under or in connection with this Guaranty as of the earliest of: (a) the Effective Time, if the Merger Closing occurs; (b) the first anniversary of the Termination Date if the Merger Closing has not occurred and no claim for payment of the Guaranteed Obligations is brought hereunder prior to such first anniversary; (c) the termination of the Merger Agreement in accordance with its terms by consent of the parties thereto or under circumstances in which Parent would not be obligated to pay any amount pursuant to Section 6.12(a), Section 8.3(a)(iv) or Section 8.3(e) of the Merger Agreement; (d) the final resolution of any and all claims brought hereunder prior to termination in accordance with any of the provisions of clauses (a) through (c) above; and (e) any time when the Company or any of its affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s aggregate liability to the Cap or the provisions of Section 4 hereof or this Section 6 are illegal, invalid or unenforceable in whole or in part, or asserts that the Guarantor is liable in excess of the Cap, or asserts any theory of liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against the Guarantor or any Non-Recourse Party under or in connection with this Guaranty, the Merger Agreement, the Equity Commitment Letters or the transactions contemplated by this Guaranty, the Merger Agreement, the Equity Commitment Letter or any other agreement or instrument delivered in connection with this Guaranty, the Merger Agreement or the Equity Commitment Letter other than a claim (x) against the Guarantor for payment under this Guaranty (as limited by its terms, including the provisions of Section 1 hereof), (y) pursuant to Section 5 of the Equity Commitment Letter or (z) against Parent or Acquisition Sub pursuant to the Merger Agreement. In the event of any assertion of the types specified in clause (e), then: (i) the obligations of the Guarantor under this Guaranty shall terminate ab initio and be null and void, (ii) if the Guarantor shall have previously made any payments under this Guaranty, it shall be entitled to recover and retain any and all such payments, and (iii) neither the Guarantor nor any Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), to the Company or any other person or entity in any way under or in connection with this Guaranty, the Merger Agreement, the Equity Commitment Letter, any other agreement or instrument delivered in connection with this Guaranty, the Merger Agreement, the Equity Commitment Letter, or the transactions contemplated hereby or thereby.

7. Entire Agreement. This Guaranty, together with the Merger Agreement and Equity Commitment Letter, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, among Parent, Acquisition Sub and the Guarantor or any of their respective affiliates on the one hand, and the Company or any of its affiliates on the other hand.

8. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Guaranty will operate as a waiver thereof. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent or any other person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor hereunder.

9. Counterparts. This Guaranty may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original, but all of which taken together will constitute one and the same instrument. This Guaranty will become effective when duly executed by each party hereto.

10. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Guaranty must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the next business day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below (or to such other address or facsimile number as a party may designate by notice to the other parties):

If to the Guarantor, to it at:

Bain Capital Fund X, L.P.

111 Huntington Avenue

Boston, MA 02199

Facsimile: (617) 516-2010

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention:    R. Newcomb Stillwell

                    C. Todd Boes

Facsimile: (617) 951-7050

If to the Company, to it at:

The Gymboree Corporation

500 Howard Street

San Francisco, CA 94105

Attention: General Counsel

Facsimile: (415) 278-7562

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue Suite 3400

Los Angeles, California 90071

Attention:    Brian J. McCarthy, Esq.

                    Leif B. King, Esq.

Facsimile: (213) 687-5600

11. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS GUARANTY AND ALL ACTIONS, PROCEEDINGS OR COUNTERCLAIMS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE ACTIONS OF THE GUARANTOR OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. The Guarantor and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guaranty or the actions of the Guarantor or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Guaranty, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 11 shall affect the right of any party to serve legal process in any other manner permitted by law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Guaranty or the transactions contemplated by this Guaranty, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Guaranty or the transactions contemplated by this Guaranty in any court other than the Delaware Court of

Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). The Guarantor and the Company agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) THE GUARANTOR AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE ACTIONS OF THE GUARANTOR OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

12. Representations and Warranties. The Guarantor hereby represents and warrants to the Company, solely as to itself, that (a) it is duly organized and validly existing under the laws of its jurisdiction of organization (b) it has all power and authority to execute, deliver and perform this Guaranty; (c) the execution, delivery and performance of this Guaranty by it has been duly and validly authorized and approved by all necessary partnership action, and no other proceedings or actions on the part of it are necessary therefor; (d) this Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms; (e) the execution, delivery and performance by it of this Guaranty do not and will not (i) violate its organizational and governing documents, (ii) violate any applicable Law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which the Guarantor is a party; and (f) it has the financial capacity to pay and perform its obligations under this Guaranty, and all funds necessary for it to fulfill its Guaranteed Obligations under this Guaranty shall be available to it for so long as this Guaranty shall remain in effect in accordance with Section 6 hereof.

13. No Assignment. Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person or entity (except by operation of Law) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company); provided, however, that no such assignment by the Guarantor shall relieve the Guarantor of any of its obligations hereunder.

14. Severability. Any term or provision of this Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Guaranty may not be enforced without giving effect to the provisions of Section 1, Section 4 and Section 6 hereof.

15. Headings. The headings contained in this Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

16. Relationship of the Parties. Each party hereto acknowledges and agrees that (a) this Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Guaranty are solely contractual in nature.

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first written above.

Sincerely,

BAIN CAPITAL FUND X, L.P.

By:	BAIN CAPITAL PARTNERS X, L.P. its General Partner

By:	BAIN CAPITAL INVESTORS, LLC its General Partner

By:	/s/ Jordan Hitch
Name: Jordan Hitch
Title: A Duly Authorized Representative

[Guaranty Signature Page]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Guaranty to be executed and delivered as of the date first written above.

THE GYMBOREE CORPORATION

By:	/s/ Matthew K. McCauley
Name: Matthew K. McCauley
Title: Chairman & CEO

[Guaranty Signature Page]